JOINT VENTURE CONTRACT

                          CHAPTER 1 GENERAL PROVISIONS

     In accordance with the Law of the People's Republic of China on Joint Ventures Using Chinese and Foreign Investment (the "Joint Venture Law") and other relevant Chinese laws and regulations, Fengfan Group Limited Liability Company and Valence Technology Inc., in accordance with the principle of equality and mutual benefit and through friendly consultations, agree to jointly invest to establish a joint venture enterprise in Baoding City, Hebei Province of the People's Republic of China.


                       CHAPTER 2 PARTIES TO THIS CONTRACT

Article 1 Parties to this Joint Venture Contract

1. Baoding Fengfan Group Limited Liability Company (hereinafter referred to as Party A), established and existing under the laws of the People's Republic of China ("PRC"), registered with the No. 1306001000338 Business License in China.

     Legal address: 8 Fuchang Road, Baoding City, Hebei Province, PRC

     Legal Representative of Party A:

          Name: Mengli Chen

          Position: CHAIRMAN AND GENERAL MANAGER

          Nationality: Chinese

2. Valence Technology, Inc., (hereinafter referred to as Party B), established and existing under the laws of the State of Delaware in the United States of America ("USA").

     Registered address: 301 Conestoga Way, Henderson, Nevada 89015, USA

     Legal Representative of Party B:

          Name: Stephan B. Godevais

          Position: CHAIRMAN AND CEO

          Nationality: United States of America

     (Party A and Party B may separately be referred to herein as "the Party", and collectively as "the Parties.")

3. Each of the Parties hereby represents and warrants to the other Party that, as of the date hereof


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     and as of the Effective Date:

     (1) Such Party is duly organized, validly existing and in good standing under the laws of the place of its establishment or incorporation;

     (2) such Party has all requisite power and approval required to enter into this Contract and, upon the Effective Date, will have all requisite power and approval, but subject to government approval, to perform fully each and every one of its obligations hereunder;

     (3) such Party has taken all internal and corporate actions necessary to authorize it to enter into this Contract and its representative whose signature is affixed hereto is fully authorized to sign this Contract and to bind such Party thereby;

     (4) Upon the Effective Date, this Contract shall be legally binding on such Party;

     (5) neither the signature of this Contract nor the performance of its obligations hereunder will conflict with, or result in a breach of, or constitute a default under, any provision of the Articles of Association (in the case of Party A) or the Certificate of Incorporation or By-Laws (in the case of Party B) of such Party, or any law, regulation, rule, authorization or approval of any government agency or body, or of any contract or agreement, to which such Party is a party or subject;

     (6) no lawsuit, arbitration, other legal or administrative proceeding, or governmental investigation is pending, or to the best of such Party's knowledge threatened, against such Party that would affect in any way its ability to enter into or perform this Contract; and

     (7) all documents, statements and information of or derived from any governmental body of China in the possession of such Party relating to the transactions contemplated by this Contract which may have a material adverse effect on such Party's ability to fully perform its obligations hereunder, or which if disclosed to the other Party, would have a material effect on the other Party' willingness to enter into this Contract, have been disclosed to the other Party, and no document previously provided by such Party to the other Party contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading.


                             CHAPTER 3 DEFINITIONS

Unless otherwise provided herein, the following words and terms used in this Contract shall have the meanings set forth below:

Article 2

"Affiliate" means, in relation to Party A, any enterprise or other entity which, directly or indirectly, controls, or is controlled by, Party A; the term "control" meaning ownership of fifty percent (50%) or


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more of the registered capital or voting stock or the power to appoint the general manager, factory chief or other principal person in charge of an enterprise or other entity.

"Affiliate" means, in relation to Party B, any company which, through ownership of voting stock or otherwise, directly or indirectly, is controlled by, under common control with, or in control of, Party B; the term "control" meaning ownership of fifty percent (50%) or more of the voting stock or the power to appoint or elect a majority of the directors or the power to direct the management of a company.

Article 3

"Articles of Association" means the Articles of Association of the Joint Venture Company signed by Party A and Party B simultaneously with this Contract in Baoding, People's Republic of China.

Article 3A

"Bellcore(LCO) Cells or Batteries" means lithium cobalt oxide (LCO) cells and batteries in a stacked (Bellcore) construction.

Article 3B

"Bellcore(P1a) Cells or Batteries" means lithium iron magnesium phosphate (P1a) cells and batteries in a stacked (Bellcore) construction.

Article 4

"Board of Directors" means the board of directors of the Joint Venture Company.

Article 5

"Business License" means the business license of the Joint Venture Company issued by the State Administration for Industry and Commerce or the competent local Administration for Industry and Commerce.

Article 6

"CEO" means the general manager of the Joint Venture Company. "Deputy CEO" means the deputy general manager of the Joint Venture Company.

Article 7

" China" or "PRC" means the People's Republic of China. Solely for the commercial purposes of this Contract, the terms "China" or "PRC" shall be understood to mean China mainland.

Article 8

"Company Establishment Date" means the date of issuance of the Business License.



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Article 9

"Contract for Technology Investment" means the contract for investment of technology in the form of technology license and services, signed by Party B and Party A simultaneously with the signature of this Contract, and which shall be ratified by the Board of Directors of the Joint Venture Company following its establishment, pursuant to which Party B will license to the Joint Venture Company the right to use the proprietary technology (including patented technology), related documentation and operational know-how, and provide technologically advanced management support and technical assistance for the production of the Joint Venture Products, which contract is attached hereto as Appendix 2.

Article 10

"Contract Term" means the term of this Contract as set forth in Chapter 19 including any extension thereof.

Article 11

"Effective Date" means the effective date of this Contract, which shall be the date on which this Contract and the Articles of Association have been approved by the Examination and Approval Authority.

Article 12

"Examination and Approval Authority" means the Ministry of Foreign Trade and Economic Co-operation or other foreign trade and economic department with authority to approve this Contract and the Articles of Association.

Article 13

"Export Sales Contract" means the contract for the Joint Venture Company's sale of the Joint Venture Products to Party B, to be signed by the Parties simultaneously with the signing of this Contract and to be ratified by the Joint Venture Company's Board of Directors following its establishment, the form of which contract is attached hereto as Appendix 3.

Article 14

"Joint Venture Company" means Baoding FengFan - Valence Battery Company, Ltd., the Sino-foreign equity joint venture limited liability company formed by Party A and Party B pursuant to this Contract.

Article 15

"Joint Venture Products" means technologically advanced cells and batteries including but NOT limited to: (1) Large Format LVP Cylindrical Cells or Batteries; (2) Bellcore(P1a) Cells or Batteries; (3) Bellcore(LCO) Cells or Batteries; (4) Powder(LVP) and (5) Powder(P1a).



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Article 15A

"Large Format LVP Cylindrical Cells or Batteries" means lithium vanadium phosphate (LVP) cells and batteries in a cylindrical construction (i.e., a non-stacked construction) which provides greater than five ampere-hours (>5Amphrs) of electricity.

Article 16

"Management Personnel" means the Joint Venture Company's CEO, Deputy CEO, Chief Financial Officer and other management personnel who report directly to the CEO.

Article 17

"Manufacturing Facility" means a facility located in the People's Republic of China and operated by the Joint Venture Company wherein the Joint Venture Products are manufactured.

Article 17A

"Powder(LVP)" means lithium vanadium phosphate cathode active material in a powder form.

Article 17B

"Powder(P1a)" means lithium iron magnesium phosphate cathode active material in a powder form.

Article 18

"Renminbi" or "RMB" means the lawful currency of China.

Article 19

"Site" means the location of the Joint Venture Company's production facility in the Baoding National High Technology Industrial Development Zone, in Baoding City, Hebei Province, the People's Republic of China.

Article 20

"Third Party" means any natural person, legal person or other organisation or entity other than the Parties to this Contract or the Joint Venture Company

Article 21

"Three Funds" means the Joint Venture Company's reserve fund, expansion fund and employee bonus and welfare fund as stipulated in the Joint Venture Regulations.

Article 22

"United States Dollars" or "US$" means the lawful currency of the United States of America.


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Article 23

"Working Personnel" means all employees and staff of the Joint Venture Company other than the Management Personnel.


      CHAPTER 4 ESTABLISHMENT AND LEGAL FORM OF THE JOINT VENTURE COMPANY

Article 24

The Parties hereby agree to establish the Joint Venture Company in accordance with the laws and regulations of the PRC.

Article 25

Name of Joint Venture Company in Chinese characters: "OMITTED".

Joint Venture Company in English: Baoding FengFan - Valence Battery Company,
Ltd.

Legal address of Joint Venture Company: Road, Baoding National High Technology Industrial Development Zone, Baoding City, Hebei Province, the People's Republic of China.

Article 26

The Joint Venture Company shall be an enterprise legal person under the laws of China. The activities of the Joint Venture Company shall be governed by the laws, decrees, rules and regulations of China, and its lawful rights and interests shall be protected by the laws, decrees, rules and regulations of China.

Article 27

The organization form of the Joint Venture Company is a limited liability company. The liability of each Party to the Joint Venture Company shall be limited to contributing the full amount of its share of the Joint Venture Company's registered capital. Unless otherwise provided pursuant to a written agreement signed by a Party and a creditor of the Joint Venture Company, creditors of the Joint Venture Company and other claimants against the Joint Venture Company shall have recourse only to the assets of the Joint Venture Company and shall not have rights to seek compensation, damages or other remedies from any of the Parties. Subject to the foregoing, the Parties shall share the Joint Venture Company's profits, and bear the losses and risks arising from their investments in the Joint Venture Company, in proportion to their respective shares of the Joint Venture Company's registered capital.


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       CHAPTER 5 THE PURPOSE, SCOPE AND SCALE OF PRODUCTION AND BUSINESS

Article 28

The purpose of the Joint Venture Company is to use advanced battery and process technology and scientific management techniques to: (1) produce and sell the Joint Venture Products; (2) to improve the quality and increase the value and competitiveness of such Joint Venture Products; (3) to develop and introduce new Joint Venture Products based on Large Format LVP Cylindrical Cells, Bellcore(P1a) Cells and Bellcore(LCO) Cells; and (4) to obtain satisfactory economic benefits for the Parties.

Article 29

The Joint Venture Company's scope of business shall be: (1) the design, manufacture, sale, and after-sales servicing of technologically advanced cells and batteries, including but not limited to Large Format LVP Cylindrical Cells, Bellcore(P1a) Cells and Bellcore(LCO) Cells; and (2) the manufacture and sale of technologically advanced Powder(P1a) and Powder(P1a) film and Powder(LVP).

Article 30

The goal is to produce up to two hundred twenty (220) metric tons (100,000,000
WHr) of Powder(P1a) per year; one hundred million watt hours (100,000,000 WHr) of Powder(P1a) film per year; twenty five million watt hours (25,000,000 WHr) of Bellcore(P1a) Cells or Bellcore(LCO) Cells per year; and up to one hundred million watt hours (100,000,000 WHr) of Large Format LVP Cylindrical Cells per year. The Board of Directors will determine the Joint Venture Company's actual production levels based on relevant market and operating conditions.


          CHAPTER 6 TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL

Article 31

The Joint Venture Company's total amount of investment shall be Twenty-Nine Million Nine Hundred Sixteen Thousand United States Dollars (US$29,916,000).

Article 32

The Joint Venture Company's registered capital shall be Twenty-Nine Million Nine Hundred Sixteen Thousand United States Dollars (US$29,916,000).

Article 33

Party A's contribution to the registered capital of the Joint Venture Company shall be Fourteen Million Six Hundred Fifty Nine Thousand United States Dollars (US$14,659,000), representing a forty-nine percent (49%) share of the Joint Venture Company's registered capital. Party B's contribution to the registered capital of the Joint Venture Company shall be Fifteen Million Two Hundred Fifty Seven Thousand United States Dollars (US$15,257,000), representing a fifty-one


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percent (51%) share of the Joint Venture Company's registered capital.

Party A's total contribution (US$14,659,000) to the registered capital shall be invested as cash. according to the timeframe set forth in the Schedule of Fengfan Contributions (Appendix 1 hereto) US$12,500,000 of this contribution shall be used for the Joint Venture Company's initial purchase of equipment, working capital, and operating expenses for approximately two years. Two Million United States Dollars (US$2.000.000) of Party A's cash contribution shall also be used by the Joint Venture Company to acquire the land use rights underlying the Site and for the construction of the Manufacturing Facility in China. (If the contribution is in RMB, it shall be converted using the median rate for buying and selling for foreign currency announced by the People's Bank of China on the date of investment).

Party B's total contribution (US$15,257,000) to the registered capital shall be invested in equipment, in accordance with the Equipment Contribution Contract ( Appendix 4 hereto), which equipment the parties agree to be valued at Eight Million Sixteen Thousand United States Dollars (US$8,016,000) and in the form of a license for the use of technology in accordance with the Contract for Technology Investment, which is attached hereto as Appendix 2, which the parties agree to be valued at Seven Million Two Hundred Forty One Thousand United States Dollars (US$7,241,000). If any part of the contribution is in RMB, the investment shall be converted using the median rate for buying and selling for foreign currency announced by the People's Bank of China on the date of investment.

Article 34

The Joint Venture Company's registered capital shall be contributed according to both Parties' proportion of investment. The detailed method, quantity and timing of the contributions are shown in Appendix 1.

Article 35

No Party shall be obligated to make any contribution to the Joint Venture Company's registered capital if any of the following conditions have not been satisfied or waived in writing by both parties:

     (1) This Contract and the Articles of Association have been signed by both Parties, and approved by the Examination and Approval Authority without altering their terms and conditions, unless each Party has been notified in advance of and consented in writing to such alterations ;

     (2) The Business License has been issued without altering the Joint Venture Company's business scope as set forth in Article 29, unless each Party has been notified in advance of and consented in writing to such alteration;

     (3) Signature by the parties thereto of the Contract for Technology Investment and the Export Sales Contract, the forms of which are annexed to this Contract and, where required by law, approval or registration of such contracts by the relevant government approval authority without altering their terms and conditions, unless each Party has been notified in advance of and consented in writing to such alterations; and


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     (4)  The Parties have taken those steps necessary for the identification and securing of an operating Site suitable for the JV Company's purposes.

Article 36

Each time a Party makes a contribution to the Joint Venture Company's registered capital, a Chinese registered accountant appointed by the Board of Directors shall promptly verify the contribution and issue a capital verification report to the Joint Venture Company. Within sixty (60) days from receipt of the capital verification report, the Joint Venture Company shall issue an investment certificate to such Party in the form prescribed by the Joint Venture Regulations, signed by the Chairman and the Vice-Chairman of the Board and chopped with the Joint Venture Company's chop. Each investment certificate shall indicate the amount of the capital contribution and the date on which such contribution was made, and a copy shall be submitted to the Examination and Approval Authority for the record. The CEO shall maintain a file of all capital verification reports and copies of all investment certificates that have been issued to the Parties.

Article 37

Any increase in the registered capital of the Joint Venture Company shall require the written consent of each Party and the unanimous approval of the Board of Directors. All increases in registered capital must be approved by the Examination and Approval Authority in accordance with relevant law.

Article 38

Other than as set forth in Article 122 hereto, neither party to this Contract may transfer all or part of its interest in the registered capital of the Joint Venture Company to a Third Party unless. Each Party agrees promptly to take all actions and to sign all documents, and to cause its appointees on the Board of Directors promptly to take all actions and sign all documents, that are legally required to effect a transfer of registered capital for which the foregoing consent has been obtained. Upon receipt of approval from the Examination and Approval Authority, the Joint Venture Company shall register the change in ownership with the competent Administration for Industry and Commerce.

Article 39

If there is a difference between the total amount of investment and the registered capital or if the Joint Venture Company needs working capital, the Joint Venture Company and, if entrusted by the Joint Venture Company, either party to this Contract may negotiate to obtain loans from banks or other authorized lenders. Such loans may be secured by the guarantee, mortgage and pledge of the Joint Venture Company. Any loans provided by the parties to the Joint Venture Company or any guarantees or securities provided by the parties to secure loans to the Joint Venture Company shall only be provided by both parties and shall be provided in proportion to each party's interest in the Joint Venture Company.

Article 40

Neither Party shall mortgage, pledge or otherwise encumber all or any part of the Joint Venture Company's registered capital without the prior written consent of the other Party. Party A hereby


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agrees that, subject to Party B's compliance with relevant PRC laws and regulations, Party B may pledge its interest in the Joint Venture to Berg & Berg Enterprises, LLC., which is a major shareholder and creditor of Party B.


                    CHAPTER 7 RESPONSIBILITIES OF EACH PARTY

Article 41

Responsibilities of Party A

In addition to its other obligations under this Contract, Party A shall have the following responsibilities:

Handle all applications to the relevant Examination and Approval Authority in China, register and obtain the Business License necessary for the establishment of the Joint Venture Company. Party A shall provide Party B with copies of all such approvals and licenses and all notices, letters and other correspondence submitted to or received from the Examination and Approval Authority, the competent Administration for Industry and Commerce and other Chinese government departments in respect of the Company.

o Assist the Joint Venture Company, upon request, in processing the application for the right to the use of a Site to the authority in charge of the land.

o Assist the Joint Venture Company, upon request, in organizing the design and construction of the premises, the Manufacturing Facility and other facilities of the Joint Venture Company.

o Assist the Joint Venture Company, upon request, in processing import customs declarations for the machinery and equipment which is purchased in accordance with this Contract, and arranging the transportation of the same within the Chinese territory.

o Assist the Joint Venture Company, upon request, in contacting providers and arranging fundamental facilities such as water, electricity, transportation etc.

o Assist the Joint Venture Company, upon request, in applying for all licenses and permits required for the operation of the Joint Venture Company's business.

o Assist the Joint Venture Company, upon request, in applying for all possible preferential tax treatment and other preferential treatment.

o Assist the Joint Venture Company, upon request, in recruiting Chinese management personnel, technical personnel, workers and other required personnel.

o Assist the Joint Venture Company, upon request, in obtaining all necessary entry visas, work permits, residence permits and other necessary help for personnel working at the Joint Venture Company.

o Assist the Joint Venture Company, upon request, in obtaining and maintaining a Foreign



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Exchange Registration Certificate;

o Implementing its obligations, if any, stated in the Schedule of Fengfan Capital Contributions, the Contract for Technology Investment, and the Export Sales Contract, which documents are attached hereto as Appendices 1 to 3.

o Be responsible for handling other matters entrusted by the Joint Venture Company.

Article 42

Responsibilities of Party B

In addition to its other obligations under this Contract, Party B shall have the following responsibilities:

o Upon request by the Joint Venture Company, assist in the purchase of equipment, machinery, tools and other materials entrusted by the Joint Venture Company.

o Provide necessary technical personnel to the Joint Venture Company for assisting with the use of lithium vanadium phosphate powder in the manufacturing process for the Joint Venture Products.

o Train the management personnel, technical personnel and operation workers of the Joint Venture Company in accordance with the provisions of the Contract for Technology Investment.

o Implement its obligations stated in the Contract for Technology Investment and the Export Sales Contract, which documents are attached hereto as Appendices 2 and 3.

o Be responsible for handling other matters entrusted by the Joint Venture Company.


                              CHAPTER 8 TECHNOLOGY

Article 43

Party A and Party B shall sign the Contract for Technology Investment simultaneously with the signature of this Contract, and pursuant to the Contract for Technology Investment shall license to the Joint Venture Company the right to utilize proprietary technology (including patented technology), related documentation and know-how for the production of the Joint Venture Products. The form of the Contract for Technology Investment is attached hereto as Appendix 2.

The technology license fee of Seven Million Two Hundred Forty One Thousand United States Dollars (US$7,241,000) shall be deemed to be paid by the Joint Venture Company and shall constitute part of Party B's contribution to the registered capital of the Joint Venture Company in accordance with Article 33 of this Contract. The Contract for Technology Investment shall be signed by the Parties simultaneously with the signing of this Joint Venture Contract and shall come into effect upon its approval by the Examination and Approval Authority. The Board of Directors shall



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ratify the Contract for Technology Investment at the first meeting of the Board of Directors.

Party B and the Joint Venture Company shall comply with the provisions of the Contract for Technology Investment, and Party B further warrants that the technology provided in accordance with the Contract for Technology Investment is complete, correct, effective and can fulfil the technological goals set forth in the Contract for Technology Investment recognizing that the development of the Large Format LVP Cylindrical Cells shall be the responsibility of the Joint Venture Company.

Article 44

Party B will provide to the Joint Venture Company new inventions, creations and technology related to the Large Format LVP Cylindrical Cells or Batteries at no additional charge. The Joint Venture Company may manufacture products using such new inventions, creations and technology on the same terms as other cells or batteries are manufactured, under the Contract for Technology Investment.

Article 45

Pursuant to the Contract for Technology Investment , Party B shall provide technical services to the Joint Venture Company, which shall reimburse to Party B the direct expenses incurred in China for those Party B personnel rendering such services.

Article 46

The parties to this Contract agree that the technology, documentation and know-how provided under the Contract for Technology Investment and the technical services provided under the Contract for Technology Investment are provided for the use of the Joint Venture Company. Party A hereby undertakes to Party B and the Joint Venture Company that:

     (1) Party A and its Affiliates shall not at any time during or after the Contract Term use such technology and know-how except for the purpose of marketing and selling Joint Venture Products;

     (2) In respect of such technology and know-how, Party A and its Affiliates shall comply with the confidentiality obligations set forth in Chapter 17 of this Contact; and

     (3) Breach of this Article by Party A shall be deemed to be a material breach of this Contract.

Article 47

At such time that the Joint Venture Company is capable of providing, sufficient commercial quantities, cost-effective, high quality Joint Venture Products that satisfies all technical and price range specifications identified by Party B in writing, the Parties agree that the Joint Venture Company shall be appointed:

     (1) the exclusive manufacturing source for any and all Large Format LVP Cylindrical Cells.



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          The Joint Venture Company shall retain its appointment as the exclusive manufacturer of the Large Format LVP Cylindrical Cells provided that the Joint Venture Company is able to manufacture the Large Format LVP Cylindrical Cells in the quantities at the price levels, and within the time periods that will be agreed upon by Party B and the Joint Venture Company during their annual reviews of the Joint Venture Company's manufacturing and sale of the Large Format LVP Cylindrical Cells;

     (2) a manufacturing source in the PRC for Bellcore(LCO) Cells and Bellcore(P1a) Cells; and

     (3)  a manufacturing source in the PRC for Powder(LVP) and Powder(P1a)

Article 48

Until such time that the Joint Venture Company is capable of providing, sufficient commercial quantities, cost-effective, high quality Large Format LVP Cylindrical Cells that satisfies all technical specifications identified by Party B, the Parties agree that Party B shall have the right to purchase Large Format LVP Cylindrical Cells or Batteries from a Third Party.

         CHAPTER 9 SALE OF JOINT VENTURE PRODUCTS AND USE OF TRADEMARK

Article 49

The Joint Venture Company shall have the exclusive right to distribute the Joint Venture Products in the PRC market and may entrust Third Parties to sell the Joint Venture Products in the PRC market with approval from the Board of Directors. The Joint Venture Company will sell the Joint Venture Products solely to Party B for resale in the markets outside of the PRC and shall not otherwise sell the Joint Venture Products to Third Parties outside of the PRC.

Article 50

It is the intention of the Parties that Powder(P1a) and Powder(LVP) shall only be manufactured for use by the Joint Venture Company or sold to Party B or approved Licensees of Party B.

Article 51

Each Party retains all ownership to its trademarks, service marks, logos, trade names, and similar designations identified in Exhibit B of the Contract for Technology Investment and any other such marks which such Party may from time to time designate in writing, and the other Party and the Joint Venture Company will neither register or use, directly or indirectly, any mark that is identical or confusingly similar to Valence's marks or any translations or transliterations thereof, anywhere in the world. Notwithstanding the foregoing, the Joint Venture Company may register its own trademarks, service marks, logos and trade names, and it may use the marks owned by a Party without compensation, provided that the use is in accordance with terms of a written trademark license contract signed with that Party.


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                       CHAPTER 10 THE BOARD OF DIRECTORS

Article 52

The date of registration of the Joint Venture Company shall be the date of the establishment of the board of directors of the Joint Venture Company.

Article 53

The Board of Directors shall comprise seven (7) directors, three (3) of whom shall be appointed by Party A and four (4) of whom shall be appointed by Party
B. The chairman of the board shall be appointed by Party A, and its vice-chairman by Party B.

Article 54

Directors shall be appointed for a term of four (4) years, provided that the Party who has appointed a director may remove that director and appoint a replacement at any time. A director may serve consecutive terms if reappointed by the Party that originally appointed him/her. If a seat on the Board of Directors is vacated by the retirement, resignation, disability or death of a director or by the removal of such director by the Party who originally appointed him/her, the Party who originally appointed such director shall appoint a successor to serve out such director's term. At the time this Contract is signed and each time a director is appointed or replaced, each Party shall notify the other Party in writing of the names of its appointees or replacements.

Article 55

The Board of Directors shall be the highest authority of the Joint Venture Company. It shall decide all matters of major importance to the Joint Venture Company. The following matters shall require the unanimous assent of all the directors:

o    Amendment of the Articles of Association;

o    Termination and dissolution of the Joint Venture Company;

o    Merger of the Joint Venture Company with another organization;

o    Major investment by the Joint Venture Company;

o    Distribution of profit of the Joint Venture Company;

o The recruitment and dismissal of the Senior Management Personnel of the Joint Venture Company;

o Transfer of a part or all of either Party's interest in the registered capital of the Joint Venture Company;

o    Increase and decrease of the Joint Venture Company's registered capital;
     and


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o    The examination and approval of the annual financial report of the Joint
     Venture Company.

Article 56

Except for the matters stipulated in the above article, all other matters shall be decided by the assent of a majority of the directors present in person or by proxy at a duly convened meeting of the board of directors, provided however that at least one member of the Board of Directors nominated by each Party assents to such decision of the Board

If a vote on any resolution (other than resolutions requiring unanimous assent) results in a failure to obtain an affirmative vote, then the directors promptly shall endeavour to resolve the matter through further consultations. Any director shall have the right to call a meeting for a second vote on the matter after seven (7) days has elapsed from the first vote. If the second vote also results in a failure to obtain an affirmative vote, then the Chairman and Vice-Chairman of the Board shall jointly refer the matter to the highest executive officer of each Party within seven (7) days from the second vote, and they shall endeavour to agree on a resolution of the matter, which resolution shall be binding upon the Board of Directors and the Joint Venture Company. If the highest executive officers of each Party are unable to resolve the matter within thirty (30) days from the date of receipt of the referral from the Chairman and Vice-Chairman of the Board, the resolution shall be deemed not to have been passed by the Board of Directors.

If the non-passage under this Article 56 of a resolution concerning management or financial matters results in a material adverse effect on the economic benefits derived by one or both Parties from their respective investments in the Joint Venture Company, then a Party whose benefits are adversely and materially affected may terminate this Contract.

Article 57

Party A shall designate a director to serve as Chairman of the Board and Party B shall designate another director to serve as Vice-Chairman of the Board. The Chairman of the Board shall be the legal representative of the Joint Venture Company, but shall have only the authority delegated to him/her by the Board of Directors, and no individual member of the Board of Directors shall contractually or otherwise bind the Joint Venture Company without the prior written authorization of the Board of Directors. The Party appointing the Chairman of the Board shall be responsible for all losses and liabilities that the Joint Venture Company may incur as a result of the Chairman of the Board exceeding the scope of authority stipulated in this Contract. Whenever the Chairman of the Board is unable to perform his responsibilities for any reason, he shall authorise the Vice-Chairman of the Board to represent him. If the Vice-Chairman is not available, the Chairman of the Board shall authorise another director to represent him/her.

Article 58

The Joint Venture Company shall indemnify each director against all claims and liabilities incurred by reason of his being a director of the Joint Venture Company, provided that the director's acts or omissions giving rise to such claim or liability did not constitute intentional misconduct or gross negligence or a violation of criminal laws.

Article 59

The first meeting of the Board of Directors shall be held within one (1) month following the Company Establishment Date. Thereafter, the Board of Directors shall hold at least one (1) regular meeting in each calendar year. Upon the written request of two (2) or more of the directors of the Joint Venture Company specifying the matters to be discussed, the Chairman of the Board shall within thirty (30) days of receipt thereof convene an interim meeting of the Board of Directors. Meetings shall be held at the registered address of the Joint Venture Company or such other address in China or abroad as may be agreed by the Chairman of the Board and the Vice-Chairman of the Board. The Chairman of the Board shall set the agenda for Board meetings after consultation with the Vice-Chairman of the Board and the Chairman shall be responsible for convening and presiding over such meetings. Board meetings may be attended by directors in person or by telephone, video conference or by proxy.

Article 60

Five (5) directors present in person or by proxy shall constitute a quorum for all meetings of the Board of Directors. If at any properly convened meeting, no quorum is constituted because less than five (5) directors are present in person or by proxy, then the Chairman of the Board may call another meeting with seven
(7) days notice to each director. All directors receiving notice of such second meeting shall be deemed to be present at such meeting.

Article 61

If a director is unable to attend a Board of Directors meeting, he may issue a proxy and entrust a representative to attend the meeting on his behalf. The representative so entrusted shall have the same rights and powers as the director who entrusted him. One person may represent more than one director by proxy.

Article 62

The Board of Directors will cause complete and accurate minutes (in both English and Chinese) to be kept of all Board meetings. The Chinese and English text of all resolutions to be adopted by the Board of Directors at Board meetings shall be agreed by the directors at the Board meeting and recorded by the secretary appointed for the meeting, and those members approving the resolutions shall sign such records. Draft minutes of all meetings of the Board of Directors shall be distributed to all the directors as soon as practicable after each meeting but not later than thirty (30) days from the date of such meeting. The final minutes shall be completed by the Chairman and the Vice-Chairman and distributed to each director and each Party not later than sixty (60) days after the relevant meeting. The Joint Venture Company shall maintain a file of all Board meeting minutes and make the same freely available to the Parties and their authorized representatives.

Article 63

The Board of Directors may adopt any resolution without a meeting if all of the directors then holding office consent in writing to such action. Such written consent may be signed by the directors in different counterparts, shall be filed with the minutes of the Board of Directors proceedings and shall have the same force and effect as a unanimous vote of the directors present at a duly constituted meeting of the Board.

Article 64

Directors shall serve without any remuneration, but all reasonable costs incurred by the directors in attending Board meetings (including but not limited to travel expenses) shall be borne by the Joint Venture Company.



                  CHAPTER 11 BUSINESS MANAGEMENT ORGANISATION


Article 65

The Joint Venture Company shall establish a business management organization to be in charge of the day-to-day operation and management of the Joint Venture Company.

Article 66

The Joint Venture Company's business management organization shall be under the leadership of a CEO, who shall report directly to the Board of Directors. In addition to the CEO, the Joint Venture Company shall have a Deputy CEO, Chief Financial Officer, Director of Sales, Director of Human Resources, Director of Manufacturing, and Director of Research and Development (together with the CEO, the "Senior Management Personnel").

Article 67

The CEO shall be nominated by Party B, and the Deputy CEO shall be nominated by Party A. The Chief Financial Officer shall be nominated by Party A, and an Assistant Financial Officer may be nominated by Party B. The Chief Financial Officer must consult with the Assistant Financial Officer, if any, on all important financial matters. The Chief Financial Officer and the Assistant Financial Officer shall have free and unrestricted access to the financial records and books of accounting of the Joint Venture Company. Each officer nominated by a party or parties in accordance with this paragraph shall be appointed by the Board of Directors. The other Management Personnel shall be nominated by the CEO and appointed by the Board of Directors. The Board may dismiss any Management Personnel. All replacements for any of the Management Personnel, whether by reason of the retirement, resignation, disability or death of a manager or of the removal of a manager by the Board of Directors or by the Party which nominated him, shall be nominated and appointed in the same manner as the original appointee. Other details of management shall be decided by the CEO.

Article   68

The CEO shall be in charge of the day-to-day operation and management of the Joint Venture Company and shall carry out all matters entrusted by the Board of Directors. The Deputy CEO shall assist the CEO in his work and shall report to the CEO.

Article 69

The CEO, Deputy CEO and all other Management Personnel shall perform their duties on a full-time basis and shall not concurrently serve as a manager, an employee or a consultant of any other company or enterprise, nor shall they serve as a director of, or hold any interest in, any company or enterprise that competes with the Joint Venture Company.

Article 70

The Joint Venture Company's basic departmental structure and other management positions reporting directly to the CEO shall be approved by the Board of Directors based on proposals formulated by the CEO. The details of the Joint Venture Company's organizational structure and all other employment positions shall be determined by the CEO.

Article 71

Both Chinese and English shall be used concurrently as the management languages of the Joint Venture Company.

Article 72

In case of graft or serious dereliction of duty on the part of the CEO, Deputy CEO and other management personnel of the Joint Venture Company, the Board of Directors shall have the power to dismiss such individuals at any time pursuant to the provisions of relevant PRC law.


                   CHAPTER 12 SITE FOR JOINT VENTURE COMPANY

Article 73

Party A confirms that it will procure for use of the Joint Venture Company a Site to be further identified and agreed by the Parties. The Site shall be in the Baoding National High Technology Industrial Development Zone, shall have granted land use rights and shall have utilities that may be directly connected by the Joint Venture Company at the Site.

The Parties shall further agree on the size and standards of the building to be constructed to meet the Joint Venture Company's operating needs.


                 CHAPTER 13 PURCHASE OF EQUIPMENT AND MATERIALS

Article 74

The Joint Venture Company has the right to purchase equipment, machinery, raw materials, etc.

required for the Joint Venture Company's production and operations. In its purchase of required equipment, instruments, raw materials, fuel, parts, and means of transportation etc., the Joint Venture Company shall give first priority to purchase of same in China where relevant purchase terms conditions are the same or more favourable.

Article 75

The Joint Venture Company may entrust Party A or Party B to purchase the items listed in the above article. Either Party so entrusted shall use its best endeavours to accomplish the purpose of the entrustment. The price shall be fair and reasonable. The Party so entrusted shall follow the internationally accepted procedures to purchase materials when their quantity is large. The other Party and the Joint Venture Company shall supervise the action of purchasing.

                          CHAPTER 14 LABOR MANAGEMENT

Article 76

Matters relating to the recruitment, wages, insurance, welfare, and dismissal of the staff and workers of the Joint Venture Company shall be handled in accordance with the Labor Law of the People's Republic of China and the Regulations of the People's Republic of China on Labor Management in Foreign Investment Enterprises and related PRC regulations. The Joint Venture Company's internal labor policies shall be established pursuant to relevant PRC laws and regulations, and approved by the Board of Directors.

Article 77

The Joint Venture Company shall adopt a labor contract system. The wages, welfare, labor insurance and other rights and obligations of working personnel and Management Personnel shall be regulated through individual or group labor contracts.

Article 78

Expatriate management personnel and Chinese management personnel in the same position shall receive equivalent salary and benefits.

Article 79

Employees will be selected according to their professional qualifications, language abilities, individual characteristics and working experience. The specific number and qualifications of the Working Personnel shall be determined by the CEO in accordance with the operating needs of the Joint Venture Company. All employees hired by the Joint Venture Company must complete satisfactorily a six-month probationary period of employment before they will be considered regular employees of the Joint Venture Company.

Article 80

Except as provided in Article 78, expatriate personnel and Chinese personnel in the same position shall be treated equally and without discrimination.

Article 81

Working Personnel shall have the right to establish a labor union in accordance with the Labor Union Law of the People's Republic of China and develop activities pursuant to related regulations. In accordance with relevant PRC regulations, the Joint Venture Company shall allot each month two percent (2%) of the total amount of the real wages received by the Joint Venture Company staff and workers for payment into a labor union fund, such payment to be an expense of the Joint Venture Company. The labor union may use these funds in accordance with the relevant control measures for labor union funds formulated by the All China Federation of Labor Unions.


                  CHAPTER 15 FINANCIAL AFFAIRS AND ACCOUNTING

Article 82

The Chief Financial Officer and Assistant Financial Officer of the Joint Venture Company, under the leadership of the CEO, shall be responsible for the financial management of the Joint Venture Company. The CEO, the Chief Financial Officer and Assistant Financial Officer shall prepare the Joint Venture Company's accounting system and procedures in accordance with the relevant PRC laws and regulations, and submit the same to the Board of Directors for adoption.

Article 83

The Joint Venture Company shall adopt Renminbi as its bookkeeping base currency, but may also adopt United States Dollars or other foreign currencies as supplementary bookkeeping currencies. The debit and credit method, as well as the accrual basis of accounting, shall be adopted as the methods and principles for keeping accounts.

Article 84

The Joint Venture Company shall adopt the calendar year as its fiscal year. The Joint Venture Company's first fiscal year shall commence on the date that the Joint Venture Company receives a business license and shall end on the immediately succeeding December 31.

Article 85

All accounting records, vouchers, books and statements of the Joint Venture Company must be made and kept in Chinese. All financial statements and reports of the Joint Venture Company shall also be made and kept in English.

Article 86

For the purpose of preparing the Joint Venture Company's accounts and statements, calculation of profits to be distributed to the Parties, and for any other purposes where it may be necessary to effect a currency conversion, such conversion shall be made using the median rate for buying and selling for such currency announced by the People's Bank of China on the date of actual receipt or payment by the Joint Venture Company.

Article 87

The Parties shall have full and equal access to the Joint Venture Company's accounts, which shall be kept at the legal address of the Joint Venture Company. In addition, each Party at its own expense and upon advance notice to the Joint Venture Company may appoint an accountant (which may be either an accountant registered abroad or registered in China), to audit the accounts of the Joint Venture Company on behalf of such Party. Reasonable access to the Joint Venture Company's financial records shall be given to such auditor and such auditor shall keep confidential all documents under his auditing.

Article 88

The Joint Venture Company shall furnish to the Parties unaudited financial reports on a monthly and quarterly basis so that they may continuously be informed about the Joint Venture Company's financial performance.

Article 89

An accountant registered in China and independent of any Party shall be engaged by and at the expense of the Joint Venture Company as its auditor to examine and verify the Joint Venture Company's annual financial statements and report. The Joint Venture Company shall submit to the Parties an annual statement of final accounts (including the audited profit and loss statement and the balance sheet for the fiscal year) after the end of the fiscal year, together with the audit report of the Chinese registered accountant.

Article 90

The Joint Venture Company shall separately open foreign exchange accounts and Renminbi accounts at banks within China approved by the State Administration of Exchange Control. Following approval by the State Administration of Exchange Control, the Joint Venture Company may also open foreign exchange bank accounts outside China. The Joint Venture Company shall apply for and maintain a Foreign Exchange Registration Certificate in accordance with applicable legal requirements. The Joint Venture Company shall abide by the regulations of the PRC concerning foreign exchange control and handle foreign exchange transaction pursuant to such regulations.

Article 91

After the payment of income taxes by the Joint Venture Company, the Board of Directors will determine the annual allocations to each of the Three Funds from the after-tax net profits. The sum of the allocations to the Three Funds for any fiscal year shall be determined by the Board and shall not exceed ten percent (10%) of the after-tax profit for that year so as to ensure the Joint Venture Company's continued operation.

Article 92

The distribution of the Joint Venture Company's after-tax profits to the Parties shall be carried out according to related laws and the Joint Venture Company's actual conditions. The Board of Directors shall once every year by a formally adopted resolution decide the amount of after-tax profit of the Joint Venture Company (after allocations to the Three Funds) to be retained in the Joint Venture Company for expanding its production and operations and the amount to be distributed to the Parties in proportion to their respective shares of the Joint Venture Company's registered capital. All remittances of profits and other payments out of China to Party B shall be made to a foreign bank account designated by Party B in United States Dollars or other freely convertible foreign currencies in accordance with the foreign exchange regulations of China.


                       CHAPTER 16 TAXATION AND INSURANCE

Article 93

The Joint Venture Company shall pay all taxes and duties required under the national and local laws and regulations of China. The Joint Venture Company's Chinese and expatriate personnel shall pay individual income tax in accordance with the Individual Income Tax Law of the People's Republic of China.

Article 94

The Joint Venture Company, at its own expense, shall take out and maintain at all times during the Contract Term with insurance companies insurance against loss or damage by fire, natural disasters and other risks of types and in amounts as may be recommended by the CEO and decided by the Board of Directors. The property, transport and other items of insurance of the Joint Venture Company will be denominated in Chinese and foreign currencies, as appropriate.

Article 95

The Joint Venture Company shall take out the required insurance from an insurance company or organization permitted by Chinese laws and regulations to provide such insurance.


                           CHAPTER 17 CONFIDENTIALITY

Article 96

Prior to and during the Contract Term, each Party has disclosed or may disclose to the other Party, including without limitation through technology transfer or license agreements, confidential and proprietary information and materials concerning their respective businesses, financial condition, proprietary technology, research and development, and other confidential matters. Furthermore, during the Contract Term, the Parties may obtain such confidential and proprietary information concerning the Joint Venture Company and the Joint Venture Company may obtain such confidential and proprietary information of the Parties. Each of the Parties and the Joint Venture Company receiving all such information as aforesaid (hereinafter referred to "Confidential Information") shall, during the Contract Term, or during the term of the Joint Venture Company and for two (2) years after the early termination or dissolution of the Joint Venture Company prior to the expiration of the

Contract Term:

     (1)  Maintain the confidentiality of such Confidential Information; and

     (2) Not disclose it to any person or entity, except to their respective employees who need to know such Confidential Information to perform their work responsibilities.

The above provisions shall not apply to Confidential Information that:

     (1) Can be proved to have been known by the receiving party by written records made prior to disclosure by the disclosing party;

     (2) Is or becomes public knowledge otherwise than through the receiving party's breach of this Contract;

     (3) Was obtained by the receiving party from a Third Party having no obligation of confidentiality with respect to such Confidential Information; or

     (4) Is required by order of any competent court or governmental authority to be disclosed.

Each Party shall advise its directors, senior staff, and other employees receiving such Confidential Information of the existence of and the importance of complying with the obligations set forth in this Article.

Article 97

If required by any Party, the Joint Venture Company shall execute a separate secrecy agreement with provisions similar to those set out above with respect to Confidential Information obtained by the Joint Venture Company from such Party or its Affiliates.

Article 98

Each of the Parties and the Joint Venture Company shall formulate rules and regulations to cause its directors, senior staff and other employees, and those of their Affiliates, also to comply with the confidentiality obligations set forth in this Chapter 17. All directors, managers and other employees of the Joint Venture Company shall be required to sign a confidentiality undertaking in a form acceptable to all Parties.

Article 99

If any Party or the Joint Venture Company breaches the provisions of this Chapter 17, it shall be liable for damages accrued to the other Party or the Joint Venture Company as a result of such breach. The payment of damages shall be without prejudice to any other rights or remedies accrued at the date of such breach.

Article 100

This Chapter 17 and the obligations and benefits hereunder shall survive the expiration or early termination of this Contract and shall remain in effect for the periods stated herein, notwithstanding the dissolution or liquidation of the Joint Venture Company.


               CHAPTER 18 ENVIRONMENTAL PROTECTION AND COMPLIANCE


Article 101

Party B warrants that to the best of its knowledge the Joint Venture Products that are properly manufactured pursuant to the terms of the Contract for Technology Investment and other written instructions from Party B shall comply with those relevant PRC environmental laws and regulations existing and in effect as of the date of the Parties' signature of this Contract.

Article 102

Following the establishment of the Joint Venture Company, if PRC environmental laws and regulations are amended such that the rights or interests of the Joint Venture Company or either Party's interest therein are affected, then the Parties shall discuss in good faith regarding a suitable approach to address such regulatory change, consistent with Article 120 hereto.


                            CHAPTER 19 CONTRACT TERM

Article 103

The Contract Term shall extend for a period of fifty (50) years. The date that the Business License is issued is the Establishment Date of the Joint Venture Company. Upon the agreement of all Parties and the unanimous consent of the Board of Directors, an application to extend the Contract Term may be made to the Examination and Approval Authority no less than six (6) months prior to the expiration of the Contract Term.


                     CHAPTER 20 TERMINATION AND LIQUIDATION

Article 104

Each Party shall have the right to terminate this Contract prior to the expiration of the Contract Term by written notice to the other Party if any of the following events occur:

     (1) In the event that either Party fails to make its capital contribution, in whole or in part, within ninety (90) days of the due date, or in the event that any of the conditions precedent set forth in Article 35 of this Contract have not been satisfied or waived within one hundred twenty (120) days of the date on which this Contract is signed by the Parties;

     (2) The other Party materially breaches this Contract or materially violates the Articles of Association, and such breach or violation is not cured within sixty (60) days of written notice to the breaching/violating Party;

     (3) The Joint Venture Company or the other Party becomes bankrupt, or is the subject of proceedings for liquidation or dissolution, or ceases to carry on business, or becomes unable to pay its debts as they come due;

     (4) The other Party transfers all or any part of its share of the Joint Venture Company's registered capital in violation of the provisions of this Contract;

     (5) Any government authority having authority over any Party requires any provision of this Contract or the Articles of Association to be revised in such a way as to cause significant adverse consequences to the Joint Venture Company or any Party;

     (6) The conditions or consequences of Force Majeure prevail with the result of a major impairment to the functioning of the Joint Venture Company for a period in excess of six (6) months and the Parties have been unable to find an equitable solution; or

     (7)  The Parties cannot implement the economic adjustment described in
          Article 120.

Article 105

If any Party gives notice to terminate this Contract pursuant to Article 104, the Parties shall endeavour to resolve the problem through negotiation and agreement. If, within thirty (30) days of receipt of such notice, the Parties have not agreed in writing to continue this Contract, then each Party and the directors appointed by each Party shall be deemed to have agreed to terminate this Contract and dissolve the Joint Venture Company. An application for the same shall forthwith be submitted to the Examination and Approval Authority.

Article 106

Following an application to dissolve the Joint Venture Company pursuant to
Article 105, the Board of Directors shall forthwith appoint a liquidation committee which shall have the power to represent the Joint Venture Company in all legal matters. The liquidation committee shall value and liquidate the Joint Venture Company's assets in accordance with the applicable Chinese laws and regulations and the principles set forth herein.

Article 107

The liquidation committee shall be made up of three (3) members, of whom one (1) member shall be nominated by Party A and two (2) members shall be nominated by Party B. Members of the liquidation committee may, but need not be, directors or senior employees of the Joint Venture Company. The liquidation committee may engage a lawyer and an accountant registered in China to assist the liquidation committee. When permitted by Chinese law, any Party may also appoint professional advisors to assist the liquidation committee. The Board of Directors shall report the formation of the liquidation committee to the department in charge of the Joint Venture Company.

Article 108

The liquidation committee shall conduct a thorough examination of the Joint Venture Company's assets and liabilities, on the basis of which it shall develop a liquidation plan, which, if approved by the Board of Directors, shall be executed under the liquidation committee's supervision.

Article 109

Upon liquidation, the Party which originally contributed or sold (directly or indirectly) assets to the Joint Venture Company, including but not limited to technology assets that were contributed to the Joint Venture Company through license, shall have a priority right to purchase such assets if the price offered by such Party is not less favourable than other offers received by the Joint Venture Company.

Article 110

In developing and executing the liquidation plan, the liquidation committee shall use every effort to obtain the highest possible price for the Joint Venture Company's assets and, subject to compliance with PRC foreign exchange control regulations, sell such assets for United States Dollars or other freely convertible foreign currencies.

Article 111

The liquidation expenses, including remuneration to members and the lawyers and accountants assisting the liquidation committee, shall be paid out of the Joint Venture Company's assets in priority to the claims of other creditors.

Article 112

After the liquidation and division of the Joint Venture Company's assets and the settlement of all of its outstanding debts, the balance shall be paid over to the Parties in proportion to their respective shares of the registered capital of the Joint Venture Company.

Article 113

On completion of all liquidation work, the liquidation committee shall provide a liquidation completion report approved by the Board of Directors to the Examination and Approval Authority, hand in the Joint Venture Company's business license to the original registration authority and complete all other formalities for nullifying the Joint Venture Company's registration. Party B shall have a right to obtain copies of all of the Joint Venture Company's accounting books and other documents at their own expense but the originals thereof shall be left in the care of Party A.

                          CHAPTER 21 BREACH OF CONTRACT

Article 114

In the event that a breach of contract committed by a Party to this Contract results in the non- performance of or inability to perform this Contract or its appendices fully, the liabilities arising from the breach of this contract or its Appendices shall be borne by the Party in breach. In the event that a breach of contract is committed by more than one Party, each such Party shall bear its individual share of the liabilities arising from the breach of contract.


                            CHAPTER 22 FORCE MAJEURE

Article 115

"Force Majeure" shall mean all events which were unforeseeable at the time this Contract was signed, the occurrence and consequences of which cannot be avoided or overcome, and which arise after the Effective Date and prevent total or partial performance by any Party./ Such events shall include earthquakes, typhoons, flood, fire, war and any other instances which cannot be foreseen, avoided or overcome, including instances which are accepted as force majeure in general international commercial practice.

Article 116

If an event of Force Majeure occurs, a Party's obligations under this Contract affected by such an event shall be suspended during the period of delay caused by the Force Majeure and shall be automatically extended, without penalty, for a period equal to such suspension. The Party claiming Force Majeure shall promptly inform the other Party in writing and shall furnish within fifteen (15) days thereafter sufficient evidence of the occurrence and duration of such Force Majeure. The Party claiming Force Majeure shall also use all reasonable endeavours to terminate the Force Majeure. In the event of Force Majeure, the Parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable endeavours to minimize the consequences of such Force Majeure.


                        CHAPTER 23 SETTLEMENT OF DISPUTES

Article 117

In the event a dispute arises in connection with the interpretation or implementation of this Contract, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations. If the dispute is not resolved through consultations within sixty (60) days after one Party has served a written notice on the other Party requesting the commencement of consultations, then any Party may refer the dispute to arbitration in Singapore under the auspices of the Singapore International Arbitration Centre in accordance with the rules of that Centre for the time being in force and the provisions of Article 118 of this Contract.

Article 118

There shall be three (3) arbitrators, one (1) of whom shall be appointed by Party A, one (1) of whom shall be appointed by Party B, and one (1) of whom shall be appointed by the arbitration tribunal. The arbitration award shall be final and binding on the Parties. When any dispute occurs and when any dispute is under arbitration, except for the matters under dispute, the Parties shall continue to exercise their other respective rights and fulfil their other respective obligations under this Contract. In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any legal action between the Parties pursuant to or relating to this Contract, each Party expressly waives the defence of sovereign immunity and any other defence based on the fact or allegation that it is an agency or instrumentality of a sovereign state.


                            CHAPTER 24 APPLICABLE LAW

Article 119

The formation, validity, interpretation and implementation of this Contract, and any disputes arising under this Contract, shall be governed by the published laws of the People's Republic of China. If there is no published law in China governing a particular matter relating to this Contract, reference shall be made to general international commercial practices.

Article 120

If one Party's economic benefits are adversely and materially affected by the promulgation of any new laws, rules or regulations of China or the amendment or interpretation of any existing laws, rules or regulations of China after the Effective Date of this Contract, the Parties shall promptly consult with each other and use their best endeavours to implement any adjustments necessary to maintain each Party's economic benefits derived from this Contract on a basis no less favourable than the economic benefits it would have derived if such laws, rules or regulations had not been promulgated or amended or so interpreted. If it is not possible to implement such adjustments, a Party may terminate this Contract pursuant to Chapter 20 of this Contract.

                       CHAPTER 25 MISCELLANEOUS PROVISIONS

Article 121

To the extent permitted by Chinese law, failure or delay on the part of any Party hereto to exercise a right under this Contract and the Appendices hereto shall not operate as a waiver thereof; nor shall any single or partial exercise of a right preclude any other future exercise thereof.

Article 122

Except as otherwise provided herein, this Contract may not be assigned in whole or in part by either Party without the prior written consent of the other Party and the approval of the Examination and Approval Authority. Party A hereby agrees that, subject to the approval of the Examination and Approval Authority and subject to compliance with relevant PRC laws and regulations, Party B may assign its interest but not its obligations in the Articles of Association, the Joint Venture Contract, its

Appendices, and the Joint Venture Company to a wholly-owned subsidiary of Party B, within two (2) years following issuance of the JV Company's Business License.

Party A shall provide such support or cooperation that is reasonably required for Party B's completion of such assignment, including but not limited to signature of documents required to complete the assignment, and liaising with relevant PRC authorities to gain approval for such assignment.

Article 123

This Contract is made for the benefit of Party A and Party B and their respective lawful successors and assignees and is legally binding on them. This Contract may not be amended orally, and any amendment hereto must be agreed to in a written instrument signed by all of the Parties and approved by the Examination and Approval Authority before taking effect.

Article 124

Subject to the provisions of Article 120 hereof, the invalidity of any provision of this Contract shall not affect the validity of any other provision of this Contract.

Article 125

This Contract is written and signed in the Chinese language in six (6) originals and in the English language in six (6) originals. Both language versions shall be equally valid and in the event of any discrepancy between the two versions, the wording in dispute shall be interpreted in accordance with the purpose of this Contract.

Article 126

This Contract and the Appendices hereto constitute the entire agreement between the Parties with respect to the subject matter of this Contract and supersede all prior discussions, negotiations and agreements between them with respect to the subject matter of this Contract. In the event of any conflict between the terms and provisions of this Contract and the Articles of Association, the terms and provisions of this Contract shall prevail.

Article 127

This Contract shall take effect after it is approved by the Examination and Approval Authority.

Article 128

Any notice or written communication provided for in this Contract from one Party to the other Party or to the Joint Venture Company shall be made in writing in Chinese and English and may be sent telegram, telex, e-mail or facsimile transmission, or by courier service delivered letter or by post. Any communication sent by facsimile transmission or e-mail shall be confirmed by courier service delivered letter or by post. The date of receipt of a notice or communication hereunder shall be deemed to be fourteen (14) days after the letter is given to the courier service or postal service, or one (1) working day after sending in the case of facsimile or e-mail, provided it is evidenced by a


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


confirmation receipt and the confirmation letter is sent by courier delivered letter or post. All notices and communications shall be sent to the appropriate address set forth below, until the same is changed by notice given in writing to the other Party.

PARTY A:

Baoding Fengfan Group Limited Liability Company
8 Fu Chang Road,
Baoding City, Hebei Province,
People's Republic of China

Facsimile No: (0312) 3236562
Telephone No: (0312) 322 5931

E-mail:   --------------

Representative: Chen Mengli

PARTY B:

Valence Technology, Inc.
301 Conestoga Way
Henderson Nevada 89015
U.S.A.

Facsimile No: (702) 558-1310
Telephone No: (702) 558-1073
Attention: General Counsel

E-mail:   --------------



THE JOINT VENTURE COMPANY:

Baoding Fengfan-Valence Battery Company, Ltd.
Baoding National High Technology Industrial Development Zone,
Baoding City, Hebei Province
People's Republic of China

Attention:   CEO

E-mail:


Article 129

The Appendices hereto listed below are made an integral part of this Contract and are equally binding


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


with the provisions of this Contract:

Appendix 1     Schedule of Fengfan's Capital Contributions

Appendix 2     Contract for Technology Investment

Appendix 3     Export Sales Contract

Appendix 4     Equipment Contribution Contract

IN WITNESS WHEREOF, the duly authorized representative of each Party has signed this Contract in Baoding, People's Republic of China on July 8, 2003.


FENGFAN GROUP LIMITED LIABILITY COMPANY     VALENCE TECHNOLOGY, INC.



By: /s/ [Chinese Characters]                By: /s/ Terry Standefer
    -----------------------------------     ------------------------------------------
Name:  Chen Mengli                          Name:  Terry Standefer
Title: Chairman and President               Title: Vice President Worldwide Operations
Nationality: Chinese                        Nationality: United States of America



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